UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2019

THE MICHAELS COMPANIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36501	37-1737959
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8000 Bent Branch Drive Irving, Texas	75063
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (972) 409-1300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.06775 par value	MIK	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2019, The Michaels Companies, Inc. (the “Company”) announced the appointment of Mark Cosby as the Chief Executive Officer of the Company, effective as of October 21, 2019. Mr. Cosby had served as the Company’s Interim Chief Executive Officer since February 28, 2019. The information related to Mr. Cosby in the Company’s Current Report on Form 8-K filed on February 28, 2019 is incorporated herein by reference.

In connection with his appointment as Chief Executive Officer, on October 21, 2019, Mr. Cosby, the Company and Michaels Stores, Inc. entered into an amendment (the “Letter Agreement Amendment”) to Mr. Cosby’s letter agreement that had been entered into in connection with his prior appointment as Interim Chief Executive Officer. Pursuant to the Letter Agreement Amendment, in lieu of the quarterly grants of restricted stock that Mr. Cosby had previously been eligible to receive, he will be eligible for quarterly grants of restricted stock units in the future. These restricted stock unit awards will contain similar terms as the restricted stock awards, except that for the new restricted stock unit grants (i) “Qualifying Termination” will be amended to mean (a) a termination of Mr. Cosby’s employment (x) without Cause (as defined in Mr. Cosby’s letter agreement), provided he no longer continues to serve on the Company’s board of directors (the “Board”), (y) due to his disability, provided he no longer continues to serve on the Company’s Board, or (z) by reason of Mr. Cosby’s death, or (b) following Mr. Cosby’s termination of employment for any reason other than for Cause, (x) termination of Mr. Cosby’s Board service without Cause or (y) he is not re-elected to the Board and Cause does not exist, (ii) the unvested portion of each grant will be immediately forfeited upon Mr. Cosby’s termination of employment or Board service for Cause or upon a restrictive covenant breach, and (iii) the vesting terms may be revised for future grants to reflect the same ratio of time vesting to performance vesting as the Company adopts for its annual restricted stock unit grants to its other executive officers.

The Company has also granted Mr. Cosby options to purchase 860,000 shares of the Company’s common stock, vesting annually over four years, and 75,000 restricted stock units, vesting annually over two years. Such options have an exercise price equal to $9.87, which was equal to the closing price of the Company’s common stock on The Nasdaq Global Select Market on the date of grant. The other terms of these award agreements generally are consistent with the Company’s forms of option and restricted stock unit award agreements used for grants to the Company’s other executive officers in its most recent annual grants in March 2019, except that (i) each award will only be eligible to vest if Mr. Cosby remains Chief Executive Officer of the Company through the applicable vesting date, (ii) each award will vest on a pro-rata basis on the next annual vesting date following the Company’s termination of Mr. Cosby’s employment as Chief Executive Officer without Cause, and (iii) vested options will remain exercisable for two years following the Company’s termination of Mr. Cosby’s employment as Chief Executive Officer for any reason other than for Cause and will be immediately forfeited if Mr. Cosby breaches a restrictive covenant.

Item 7.01	Regulation FD Disclosure.

On October 22, 2019, the Company issued a press release relating to Mr. Cosby’s appointment as Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report of Form 8-K. The information contained in this Item, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing.

Item 9.01	Financial Statements and Exhibits

(d)        Exhibits

Exhibit Number	Description
99.1	Press release issued by The Michaels Companies, Inc., dated October 22, 2019, regarding Mark Cosby’s appointment as Chief Executive Officer
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE MICHAELS COMPANIES, INC.

By:	/s/ Navin Rao
Name:	Navin Rao
Title:	Vice President and Secretary

Date: October 22, 2019